GODADDY INC.
___________________
INSIDER TRADING POLICY

Amended October 28, 2024
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TABLE OF CONTENTS
Page
OVERVIEW    1
Legal Prohibitions on Insider Trading    1
Detection and Prosecution of Insider Trading    1
Persons Covered by this Policy    2
Types of Transactions Covered by this Policy    2
No Trading on Material Nonpublic Information    3
MATERIAL NONPUBLIC INFORMATION    3
“Material” Information    3
“Nonpublic” information    4
BLACKOUT PERIODS    4
Quarterly Blackout Periods    4
Special Blackout Periods    5
PRE-CLEARANCE OF TRADES    5
ADDITIONAL RESTRICTIONS AND GUIDANCE    6
Short Sales    6
Derivative Securities and Hedging Transactions    7
Holding Company Securities in Margin Accounts    7
Placing Open Orders with Brokers    7
LIMITED EXCEPTIONS    7
Pre-Approved Rule 10b5-1 Plan    7
Employee Benefit Plans    8
Stock Splits, Stock Dividends and Similar Transactions    9
Bona Fide Gifts and Inheritance    9
Change in Form of Ownership    9
Obligations under Section 16 of the Securities Exchange Act    9
ADDITIONAL INFORMATION    9
Administration of this Policy    9
Personal Responsibility    10
Applicability after Termination of Service with the Company    10
Reporting Violations and Other Questions    10

Exemptions and Exceptions    10
Penalties and Company Disciplinary Actions for Violation    10
Amendments    11

INTRODUCTION
This Insider Trading Policy (the “Policy”) of GoDaddy Inc. (together with its subsidiaries, the “Company”) sets forth the policies of the Company regarding trading the Company’s securities. This Policy is designed to satisfy the Company’s obligations to comply with federal securities laws addressing insider trading and help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy.
As described further in this Policy, the Company forbids the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Policy.
OVERVIEW
Legal Prohibitions on Insider Trading
The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals from buying or selling securities on the basis of material nonpublic information when he or she is aware of the information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It may not be a defense that the person relied on other types of public or immaterial information for purposes of trading.
Disclosing material nonpublic information directly or indirectly to others who then trade based on that information (which is sometime referred to as “tipping”) is also illegal. Both the person who provides the information and the person who trades based on such information may be liable.
These illegal activities are referred to in this Policy as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.
In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as a “controlling person” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.
Detection and Prosecution of Insider Trading
The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority and the New York Stock Exchange use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.
Persons Covered by this Policy
Except where stated otherwise, this Policy applies to the following individuals and entities, without regard to where they are located in the U.S. or internationally:
•directors, officers and employees of the Company;

•contractors, consultants and other agents of the Company (“agents”) who may gain access to Company inside information;
•spouses, domestic partners, and minor children (even if financially independent) of such directors, officers, employees and agents and anyone who lives in such director’s, officer’s, employee’s or agent’s household
• anyone to whom such directors, officers, employees and agents provide significant financial support; and
•any entity or account over which the persons listed above have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the entity or account) and those entities or accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest. .
You are responsible for making sure that you, and any other individuals or entities listed above that are associated with you, comply with this Policy. The Chief Legal and Strategy Officer (the “Chief Legal Officer”) may also determine from time to time that other persons should be subject to this Policy.
Types of Transactions Covered by this Policy
This Policy applies to all transactions involving the securities of the Company (whether for your account or for the account of another), including the Company’s common stock, options to purchase common stock, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities of the Company (collectively, the “Company Securities”). This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities including, among other things, transactions in derivative securities (such as exchange traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. Please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.
This Policy also prohibits you from trading in, taking advantage of, or sharing any material nonpublic information about another company that you learn in the course of working for the Company, until such information becomes either public or is no longer material. This includes but is not limited to the Company’s distributors, vendors, customers, collaborators, suppliers and competitors.
No Trading on Material Nonpublic Information
You may not, directly or indirectly through others, engage in any transaction involving Company Securities on the basis of material nonpublic information when aware of that information. This includes placing a purchase or sale order or recommending that another person place a purchase or sale order in the Company’s Securities, including orders for purchases and sales of stock, convertible securities and other securities (e.g., bonds) and includes increasing or decreasing investing in Company Securities through a retirement account.
Similarly, you may not engage in transactions involving the securities of any other company if you learn material nonpublic information about that company in the course of working for the Company. It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.

MATERIAL NONPUBLIC INFORMATION
“Material” Information
Information about the Company is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or would view the information as significantly altering the total mix of information in the marketplace about the Company. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Both positive and negative information can be considered material.
It is not possible to define all categories of “material” information. However, below are some examples of information that is often regarded as material. Additional information as to what the Company considers material may be found in the Company’s filings made with the SEC. If you have any uncertainty about whether inside information is material, you should treat it as if it were material.
•Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if different from any prior announcements or with the expectations of the investment community;
•Restatements of financial results, significant changes in accounting treatment or effective tax rate, material impairments, write-offs or restructurings;
•Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
•Business plans or budgets;
•Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•Impending bankruptcy or financial liquidity problems;
•Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
•Customer order information and bookings information;
•Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;
•Significant developments in research and development or relating to intellectual property;
•Significant legal or regulatory developments, whether actual or threatened, including any significant litigation or governmental investigation;
•Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
•Changes in debt ratings, or analyst upgrades or downgrades of the Company or one of its securities;
•Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company;

•Significant events affecting the Company’s operations, including any breach of information systems that compromises the functioning of the Company’s information or other systems or results in the exposure or loss of customer information, in particular personal information; and
•Major personnel changes, such as changes in management or the Board of Directors.
By including the list above, the Company does not mean to imply that each item is per se material. The information and events on this list may require further determinations as to their materiality. If it is not clear whether Company information is material, it should be treated as if it is material.
“Nonpublic” information
Information is considered nonpublic if the information has not been broadly disseminated to the public in a manner making it available to investors generally. Such information must have been disseminated for a sufficient period of time to allow the market as a whole to absorb the information and for the information to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least one full trading day has elapsed after the information is broadly distributed to the public, which may include disclosure in a press release, the filing of a report with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. Information made known only internally within the Company is not considered “public” for this purpose, even if broadly disseminated. You should not discuss material, inside information in public places or common areas, including on Company property. Any questions as to whether information is nonpublic should be directed to the Chief Legal Officer.
The term “trading day” means a day on which national stock exchanges, including the New York Stock Exchange, are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.
BLACKOUT PERIODS
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time.
It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.
Quarterly Blackout Periods
Directors, executive officers and certain other employees identified by the Company, including their family members, household members and accounts under their control, are prohibited from trading in Company Securities during designated quarterly blackout periods (“Quarterly Blackout Periods”), which begin at the end of the tenth calendar day of the last month of each fiscal quarter and continue through the end of the first full trading day following the date of public disclosure of the financial results for that fiscal quarter reported in the Company’s earnings release.
The office of the Chief Legal Officer will maintain a list of those individuals who are subject to Quarterly Blackout Periods and may, but is not required to, update and revise such list as appropriate. The Chief Legal Officer will notify those persons subject to Quarterly Blackout Periods in advance of such

Quarterly Blackout Period. Each person who has been so identified and notified by the Company is prohibited from engaging in any transaction involving Company Securities until the expiration of such period.
Special Blackout Periods
From time to time, the Company may also prohibit directors, officers, and certain employees from engaging in transactions involving the Company’s Securities when, in the judgment of the Chief Legal Officer, a special trading blackout is warranted (“Special Blackout Period”). The Company will generally impose such a Special Blackout Period when there may be material developments known to the Company that have not yet been disclosed to the public. Special Blackout Periods may be declared at any time and for any reason, including during the open trading windows. No reasons may be given for a Special Blackout Period, and the institution of a Special Blackout Period may in itself constitute material nonpublic information that should not be communicated.
The Company will notify those persons subject to a Special Blackout Period. Each person who has been so identified and notified by the Company is prohibited from engaging in any transaction involving the Company’s Securities, including during the open windows between Quarterly Blackout Periods, until instructed otherwise. You should not disclose to others the fact that a Special Blackout Period has been instituted.
PRE-CLEARANCE OF TRADES
Certain individuals are required to obtain pre-clearance prior to making a transaction in the Company’s Securities. The Chief Legal Officer will maintain this list and may, but is not required to, update and revise such list as appropriate. The Chief Legal Officer will notify those persons subject to pre-clearance procedures under this Policy.
Individuals subject to pre-clearance requirements should refrain from engaging in any transaction involving the Company Securities without first obtaining pre-clearance of the transaction from the Chief Legal Officer in accordance with the procedures set forth below. The Chief Legal Officer may not engage in a transaction involving the Company’s securities unless the Chief Financial Officer has pre-cleared the transaction.
Pre-clearance procedures:
•The individual must access and complete the Company’s pre-clearance form available at http://secure.godaddy/insider.
•You will be asked to certify that you are not in possession of material nonpublic information. If you are unsure whether you are in possession of material nonpublic information, you should consult this Policy, submit your question to insiderquestions@godaddy.com, and/or consult your personal legal advisor(s).
•You will be asked, and are required to provide, the amount and nature of the proposed transaction. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a request for pre-clearance should be completed, if practicable, at least two business days prior to the intended trade date.
•The office of the Chief Legal Officer will review your pre-clearance request and will determine at its discretion whether or not to approve your pre-clearance request.
•You will receive notification via email as to whether your request has been approved or declined. You may also review the status of your pre-clearance request in GetHelp.

•If your pre-clearance is denied for any reason, you may not complete the transaction.
•You will have two business days, or until the end of the open window if less than two business days remain, to complete the transaction underlying the pre-clearance request that has been approved. If you are unable to complete your transaction within the time allotted or the time allotted has expired, you must submit a new pre-clearance request for the trade.
•A previously approved pre-clearance request may be revoked at any time prior to completion of the transaction for any reason.
•If the information in your form becomes inaccurate, you should submit a new pre-clearance.
The Chief Legal Officer has no obligation to approve any transaction requested by you and may reject any pre-clearance request at his or her sole discretion and without explanation. The Chief Legal Officer does not assume the responsibility for, and approval from the Chief Legal Officer does not protect you from the consequences of violating, this Policy and applicable securities laws.
Pre-clearance of a trade is not a defense to a claim of insider trading and does not excuse you from complying with insider trading laws. Further, pre-clearance does not constitute an affirmation by the Company or the Chief Legal Officer that you are not in possession of material nonpublic information, which is solely your responsibility.
ADDITIONAL RESTRICTIONS AND GUIDANCE
This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions of this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.
Short Sales
Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company Securities are prohibited under this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales.
Derivative Securities and Hedging Transactions
You are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. As discussed above, you are also prohibited from shorting Company Securities.
Pledging of Company Securities
Executives, directors and certain other employees identified by the Company (including those required to comply with Section 16 of the Exchange Act or the Quarterly Blackout Periods, Special Blackout Periods or pre-clearance requirements under this Policy) may not pledge Company Securities in any circumstances, including by purchasing Company Securities on margin or holding Company Securities in a margin account, or pledging Company Securities as collateral for loans.

Holding Company Securities in Margin Accounts
If you are required to comply with Section 16 of the Exchange Act, the Quarterly Blackout Periods, Special Blackout Periods or pre-clearance requirements under this Policy, you may not hold Company Securities in brokerage accounts in which you borrow on margin (“margin accounts”).
Placing Open Orders with Brokers
Except in accordance with an approved 10b5-1 trading plan, you should exercise caution when placing open orders (such as limit orders or stop orders) with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company Securities, which may result in inadvertent insider trading violations, Section 16 violations, violations of this Policy, and unfavorable publicity for you and the Company. If you are subject to a Quarterly Blackout Period, Special Blackout Period or pre-clearance requirements, you should inform any broker with whom you place any open order at the time it is placed.
Confidentiality
You must handle confidential information in accordance with the Company’s Code of Business Conduct & Ethics and any non-disclosure agreement(s) or other such confidentiality obligations that the Company has with you. Confidential information is an asset of the Company, and trading on the basis of Company inside information harms the Company and its investors. Any person who uses such information for personal benefit and does not maintain the confidentiality of information entrusted to such person will be in violation of their confidentiality obligations and may be in breach of their fiduciary, loyalty or other duties to the Company.
LIMITED EXCEPTIONS
The following are certain limited exceptions to the restrictions imposed by this Policy. Please be aware that even if a transaction is subject to a limited exception, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to consider the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times.
Pre-Approved Rule 10b5-1 Plan
The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements as set forth in Rule 10b5-1 of the Exchange Act. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) must: (i) satisfy the requirements of Rule 10b5-1; (ii) be documented in writing; (iii) comply with the Company’s guidelines with respect to Rule 10b5-1 Plans; and (iv) be pre-approved by the Chief Legal Officer. Such Rule 10b5-1 Plans will not be subject to the Company’s trading windows, Quarterly Blackout Periods, Special Blackout Periods, or pre-clearance procedures. In approving a Rule 10b5-1 Plan, the Chief Legal Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1 or this Policy. Please confer with the Chief Legal Officer prior to entering into any Rule 10b5-1 Plan.

It is the Company’s policy that the adoption, amendment, suspension or termination of any such Rule 10b5-1 Plan comply with the requirements, conditions and other limitations detailed in Rule 10b5-1, including but not limited to applicable cooling-off periods and limitations on overlapping plans, as well as any requirements and guidelines provided by the Company. The SEC rules regarding Rule 10b5-1 Plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt a Rule 10b5-1 Plan. While Rule 10b5-1 Plans are subject to review and approval by the Company, the individual adopting the Rule 10b5-1 Plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the Rule 10b5-1 Plan complies with this Policy and the Company’s guidelines with respect to Rule 10b5-1 Plans.
Rule 10b5-1 Plans must be filed with the Chief Legal Officer. The Company may publicly disclose information regarding Rule 10b5-1 Plans entered into by you.
Employee Benefit Plans
Equity Incentive Plan
The trading restrictions under this Policy do not apply to the following transactions under the Company’s equity incentive plan:
•the acceptance of grants of stock options, restricted stock units, restricted stock, stock appreciation rights or other equity incentive awards issued or offered by the Company;
•the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock, stock appreciation rights or other equity incentive awards in accordance with such plans and award agreements thereunder;
•the exercise of stock options or stock appreciation rights for cash or shares; or
•the Company’s withholding of Company Securities to cover the exercise price or tax obligations in connection with the exercise or vesting of stock options, restricted stock units, restricted stock, stock appreciation rights or other equity incentive awards..
The trading restrictions under this Policy do apply to any subsequent sale of any Company Securities acquired by you pursuant to the vesting or exercise of any equity incentive awards, including, without limitation: (A) the sale of any such securities issued upon the exercise of a stock option or stock appreciation right; (B) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise; and (C) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or related tax liabilities upon exercise or vesting of any stock option, restricted stock, stock appreciation right or other equity incentive award.
The trading restrictions under this Policy do apply to elections with respect to participation in the Company’s employee stock purchase plan (e.g., enrollment, contribution changes and withdrawals). The trading restrictions do not apply to the purchase of Company Securities under the employee stock purchase plan based on a previous election made during an open window and while otherwise not in possession of material nonpublic information. However, this exception does not apply to any subsequent sale(s) of such purchased Company Securities, which remain subject to the trading restrictions under this Policy.

401(k) Plan
The trading restrictions under this Policy do not apply to purchases of Company Securities in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The trading restrictions do apply, however, to elections you make under the 401(k) plan to: (i) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund; (ii) move balances into or out of a Company stock fund; (iii) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance; and (iv) prepay a plan loan if the prepayment will result in the allocation of loan proceeds to a Company stock fund.
Stock Splits, Stock Dividends and Similar Transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Bona Fide Gifts and Inheritance
Unless otherwise approved by the Chief Legal Officer in limited circumstances, bona fide gifts of Company Securities or transfers by will or the laws of descent and distribution should only be made (i) when you are not in possession of material nonpublic information, (ii) during an open trading window and, (iii) if you are subject to the pre-clearance requirements under this Policy, after you have obtained pre-clearance of the gift or transfer.
Change in Form of Ownership
Transactions that involve merely a change in the form in which you own securities are permissible at any time, even during a blackout period. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime. For the avoidance of doubt, this Policy will continue to apply to you and the securities you own, regardless of a change in the form in which the securities are owned.
Obligations under Section 16 of the Securities Exchange Act
In addition to this Policy, Section 16 of the Exchange Act, and the related rules and regulations (“Section 16”), set forth (i) reporting obligations, (ii) rules regarding “short-swing” profit liability, and (iii) restrictions on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons. Individuals subject to Section 16 will be notified by the Chief Legal Officer of the requirements of Section 16 necessary for their compliance.
ADDITIONAL INFORMATION
Administration of this Policy
The Chief Legal Officer is generally responsible for the administration of this Policy. The Chief Legal Officer may designate others to assist with the execution of his or her duties under this Policy. For purposes of this Policy, “Chief Legal Officer” shall include any member(s) of the office of the Chief Legal Officer or persons designated by the Chief Legal Officer to carry out the responsibilities of the Chief Legal Officer under this Policy. All determinations and interpretations by the Chief Legal Officer shall be final and not subject to further review.

Personal Responsibility
The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.
Applicability after Termination of Service with the Company
Insider trading laws continue to apply to you even after your termination of service with the Company. If you are in possession of material nonpublic information when your service terminates, you should not trade in Company Securities until that information becomes public or is no longer material. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you should abide by the applicable trading restrictions of such trading blackout until at least the end of the relevant blackout period, even if you believe that you are not in possession of material nonpublic information when your service terminates.
Reporting Violations and Other Questions
It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy in one of the following ways:
•Via electronic mail directly to the Audit and Finance Committee at: auditcommittee@godaddy.com;
•Via electronic mail to the Company’s Chief Legal Officer at: compliance@godaddy.com;
•Via the internet to the Company’s third-party service provider at: www.godaddy.com/ethicshelpline;
•Via the Company’s telephone hotline at 1.800.461.9330; or
•Via regular mail to 100 S. Mill Ave, Suite 1600, Tempe, AZ 85281.
As always, if you make an anonymous report, please provide as much detail as possible, including any information that you believe may be relevant to the issue.
Exemptions and Exceptions
In rare and limited circumstances, the Chief Legal Officer may authorize a transaction in Company Securities outside of the open trading window for whatever reason the Chief Legal Officer deems appropriate. The Chief Legal Officer may consult with outside advisors, and may inform the Chair of the Audit and Finance Committee, as necessary or appropriate. Any other exception from this Policy must be approved by the Chief Legal Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.
Penalties and Company Disciplinary Actions for Violation
The SEC, prosecutors, the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider or anyone who trades on information provided by an insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions. Penalties are also imposed on controlling persons.

Violations of this Policy or any federal or state insider trading laws may subject you to disciplinary action by the Company up to and including termination of your employment, regardless of whether your failure to comply with this Policy results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.
Amendments
We continuously review and update our policies and procedures, and the Company reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of this Policy is available on GetHelp or by contacting insiderquestions@godaddy.com.
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Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will which means your employment may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will.
The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.